Exhibit 99.1

SmartRent Appoints Thomas Bohjalian to Board of Directors
Seasoned Professional Brings Decades of Real Estate and Finance Industry Experience

Phoenix, Ariz., June 24, 2025 — SmartRent, Inc. (NYSE: SMRT), the leading provider of smart communities solutions and smart operations solutions for the rental housing industry, today announced the appointment of Thomas “Tom” Bohjalian to its Board of Directors. He will serve as a member of the Audit and Compensation Committees.

Tom brings over 30 years of real estate and multifamily housing industry experience and public company governance to SmartRent’s board. He currently serves as the board chair of Healthcare Realty Trust, Incorporated (NYSE: HR) and was previously on the board of directors for Apartment Income REIT Corporation (NYSE: AIRC). He serves as a senior real estate advisor to BeyondView, a PropTech start-up focused on digital twins of commercial real estate.

In addition to his current board and advisory roles, Bohjalian has an extensive background in finance. He spent nearly two decades in various roles at Cohen & Steers, Inc. (NYSE: CNS), a global investment manager specializing in real assets and alternative income, including most recently as the Executive Vice President, Head of U.S. Real Estate and Senior Portfolio Manager. A Chartered Financial Analyst, Tom holds a Bachelor of Science in Business Administration and Master of Business Administration from Northeastern University.

“We are pleased to welcome Tom to SmartRent’s Board of Directors. He brings deep expertise in real estate, specifically with the customer segment served by SmartRent, with a strong record at the intersection of housing and finance,” said Frank Martell, SmartRent’s President and Chief Executive Officer. “This background makes him well-equipped to provide strategic oversight for SmartRent, helping us meet the diverse needs of the owners, property teams and residents we serve.”

About SmartRent

Founded in 2017, SmartRent, Inc. (NYSE: SMRT) is a leading provider of smart communities solutions and smart operations solutions to the rental housing industry. SmartRent’s end-to-end enterprise ecosystem powers smarter living and working in rental housing by automating operations, protecting assets, reducing energy consumption, enhancing the resident experience and more. The company’s differentiators - purpose-built software and hardware, and end-to-end implementation and support - create an exceptional experience, with 15 of the top 20 multifamily operators and millions of users leveraging SMRT solutions daily. For more information, please visit smartrent.com.

Media Contact
Amanda Chavez - Vice President, Marketing and Communications
media@smartrent.com

Exhibit 99.1

Investor Contact
Kelly Reisdorf - Head of Investor Relations
investors@smartrent.com